Exhibit 99.01

Press Release www.shire.com

Shire Targets Fourth Quarter Filing of BLA for
REPLAGAL® for Fabry Disease with U.S. FDA
Early access for Fabry patients available under treatment protocol and emergency IND

Cambridge, Massachusetts, US – October 21, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces plans to file a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for REPLAGAL® (agalsidase alfa), its enzyme replacement therapy for Fabry disease, by the end of the year. The Company also announces that a treatment protocol for REPLAGAL, filed at the request of FDA, has been approved, and that it will support emergency IND requests. The early access program is being put in place in view of the announced supply restriction of the only currently marketed treatment for Fabry disease in the United States.

“We are eager to have the opportunity to offer REPLAGAL to Fabry patients in the United States,” commented Sylvie Grégoire, President of Shire Human Genetic Therapies. “There is an abundance of long-term experience with REPLAGAL in Fabry patients since the product has been commercially available outside of the United States since 2001.”

The treatment protocol and emergency IND will allow physicians to treat Fabry patients with REPLAGAL in advance of potential commercial availability in the U.S. Shire will initially provide REPLAGAL free of charge to patients. The current supply of REPLAGAL is projected to be adequate to meet anticipated global demand.

Patients and physicians can contact Shire’s OnePath SM for more information: 1-866-888-0660, or www.onepath.com.

About REPLAGAL® (agalsidase alfa)
REPLAGAL is a human form of enzyme alpha-galactosidase A (a-Gal A) manufactured in a human cell line by gene activation. REPLAGAL is approved in 45 countries worldwide. REPLAGAL is not currently approved for commercial sale in the U.S.

REPLAGAL is the only human-cell-line-derived form of enzyme replacement therapy (ERT) that is indicated for the long-term treatment of patients with a confirmed diagnosis of Fabry disease (α-galactosidase A deficiency).

About Fabry disease
Fabry disease is a lysosomal storage disorder (LSD) that interferes with the body’s ability to break down a specific fatty substance (globotriaosylceramide or Gb3) which accumulates within the body due to deficiency of a specific enzyme (α-galactosidase A).

Fabry disease affects both males and females and can present with a number of signs or symptoms of variable degree, such as cardiovascular and/or renal dysfunction, intense or burning pain, heat intolerance, skin lesions, gastrointestinal complaints, hearing loss, and ocular problems.
Lifespan is typically reduced in patients with Fabry disease by approximately 20 years in men and 15 years in women, compared with the general population.1,2, The principal causes of death are renal failure, cardiomyopathy and cerebrovascular events (e.g. stroke).3

Fabry disease affects an estimated 8,000 to 10,000 people worldwide.

References

1. MacDermot KD, Holmes A, Miners AH. Anderson-Fabry disease: clinical manifestations and impact of disease in a cohort of 60 obligate carrier females. J Med Genet 2001;38:769-75.
2. MacDermot KD, Holmes A, Miners AH. Natural history of Fabry disease in affected males and obligate carrier females. J Inherit Metab Dis 2001;24 Suppl 2:13-14.
3. Mehta A, Widmer U. Natural history of Fabry disease. In: Mehta A, Beck M, Sunder-Plassmann G, editors. Fabry disease: perspectives from 5 years of FOS. Oxford: Oxford PharmaGenesis Ltd; 2006: p. 183-8.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.